Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACT:

Eileen H. Dunn VP, IR & Corporate Communications 561/438-4930 edunn@officedepot.com

MEDIA CONTACT:

Brian Levine Director, PR 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES 4Q AND FY 2003 RESULTS
Company Also Provides 2004 Outlook;
North American Retail on the Rebound

Delray Beach, Fla. February 11, 2004 — OFFICE DEPOT, INC. (NYSE: ODP), one of the world’s largest sellers of office products, today announced fourth quarter and year-end results for the fiscal periods ended December 27, 2003(1).

FOURTH QUARTER PERFORMANCE

Total Company sales for the fourth quarter grew 14% to $3.3 billion compared to the fourth quarter of 2002. Worldwide comparable sales in the 912 stores and 37 delivery centers that have been open for more than one year declined 2% for the fourth quarter of 2003. Worldwide e-commerce sales grew 31% to $726.4 million during the period.

Net earnings for the quarter were $45.8 million ($0.15 per share). Included in net income were charges of $32.4 million ($0.07 per share) in the fourth quarter of 2003 to adjust lease termination costs related to stores closed in prior periods, and to account for the sale or write-down of certain Internet investments. Total Company diluted earnings per share excluding the above referenced charges (i.e., non-GAAP EPS) were $0.22 compared to $0.23 (non-GAAP basis) for the fourth quarter of 2002 (before charges in the prior year of $0.03 per share relating to lease termination charges and discontinued operations).

FY 2003 PERFORMANCE

Total Company sales for fiscal 2003 grew 9% to $12.4 billion compared to the same period of 2002. Worldwide comparable sales in the 912 stores and 37 delivery centers that have been open for more than one year declined 2% for the full year 2003. Worldwide e-commerce sales grew 25% to $2.6 billion for fiscal 2003.

Net earnings for 2003 were $276.3 million ($0.88 per share). Included in net income were charges of $32.4 million, or $0.08 per share, to adjust lease terminations for stores closed in prior periods and write down certain Internet investments, as well as $0.08 for the cumulative effect of adopting EITF 02-16, which relates to the accounting for certain vendor funded arrangements.

(1)	All EPS amounts are presented on the basis of Generally Accepted Accounting Principles (GAAP) unless otherwise indicated. Fiscal 2003 amounts include all impacts from EITF 02-16. For a reconciliation of EITF 02-16 impacts please check our websites at www.officedepot.com.

Total Company diluted earnings per share for the full year 2003, excluding the charges identified above, totaled $1.04 (on a non-GAAP basis). Earnings per share in 2002 (on a GAAP basis) were $0.98, but this included $0.04 per share to adjust lease termination costs on stores closed in prior periods and settle potential litigation. On a non-GAAP basis, comparable EPS was $1.02 for 2002.

Bruce Nelson, Office Depot’s Chairman & CEO, commented:

“2003 was a year of both significant accomplishment and continued challenges. With the financial impact of negative retail comps throughout the year, our North American retail business reported a $106 million decrease in segment operating profit compared to 2002. However, our North American delivery businesses and our International operations grew their combined segment operating income by $182 million or 32% over 2002, more than enough to make up the shortfall in retail and indicative of the earning power of the company when our retail business improves, as we anticipate it will in 2004. The combined effect resulted in total company segment operating income (i.e., before G&A costs) growing by 8% to $1.07 billion in 2003.

“During the past three years, we have strategically repositioned our Company to take advantage of higher growth opportunities in our worldwide delivery and e-commerce business. At the same time, we have made numerous and significant changes in our North American retail business model that are showing very encouraging signs in the opening weeks of 2004. We now expect our North American retail business to comp positive in the first quarter, and to accelerate throughout the year. We remain relentlessly focused on accelerating growth in our North American retail business, with new merchandise assortments and initiatives, new store formats, potentially aggressive store remodeling program and the accelerated openings of new and smaller stores in our core markets.

“Our 22 North American delivery centers had another year of delivering industry leading customer quality metrics with higher productivity and lower operating costs. The realignment of our contract sales force and an improving U.S. economy will further position our North American BSG business for strong growth in 2004.

“Our International business has never been stronger or demonstrated better performance, and as of the fourth quarter exceeds 25% of our total Company sales. The acquisition of Guilbert virtually doubled our International business and positions us as the largest reseller of office products in Europe. The integration process to date has been virtually flawless, and we are well on track to deliver planned results.

“Our overall outlook for 2004 is optimistic. We now expect to grow consolidated worldwide revenues in excess of 10%, with EPS growth of 15% to 20% over the $1.04 (on a non-GAAP basis) that we reported in 2003. In the first quarter, we are looking for EPS growth to be in the 8% to 10% range, on a year-over-year basis.

Over the past three years, we have been unwavering in our focus. Simply stated, we want to make Office Depot the most compelling place to work, shop and invest. All of our strategic initiatives and goals are aligned around these objectives. Our three-year journey has yielded many achievements, including worldwide employee retention rates that have never been higher and customer service metrics that have never been better. Further, over the last three years we have generated more than $2 billion of operating cash flow, which we have used to invest and grow our business.

As we begin 2004, our strategic focus has never been more clear, our focus on execution never been more strong and our financial foundation more stable.”

The Company’s key expectations for 2004, across all of its businesses, include the following:

North American Retail

•	Sales growth in the 6% to 8% range

•	Positive comps every quarter, with quarterly sequential acceleration

•	Gross margins somewhat higher than 2003, excluding product mix changes

•	Open 70-80 new stores

•	Complete 50-60 Millennium remodels

North American Business Services Group

•	Sales growth in the mid to high single digit range, with contract segment growing faster than catalog

•	Slightly lower gross margins as a result of higher growth in our large customer segment

•	Declining warehouse operating costs as a percentage of sales

International

•	Sales growth in the low to mid single digit range in local currencies

•	Stable gross margins, except for the mix impact of adding the lower margin contract business related to Guilbert acquisition

•	Achieving planned Guilbert synergies

Balance Sheet

•	CAPEX in $300-$325 million range

•	No meaningful growth in inventory levels despite adding 70-80 new stores

•	Free cash flow of $400-$450 million

Segment Results

All segment figures are presented including the impact of adopting EITF 02-16 in 2003. A pro-forma presentation of the impact of EITF 02-16 in prior periods is posted on our analyst center at www.officedepot.com.

General and administrative expenses that are related to indirect or corporate activities are not allocated to our segments. Segment operating profit is not an alternative to operating profit or net earnings, but is used by management in assessing business performance. Please review our SEC filings for additional information about our operations and operating results.

International Division

	Fourth Quarter		Fiscal Year

(In millions of dollars)	2003	2002	2003	2002

Sales	$895.3	$449.7	$2,746.5	$1,641.4

COGS and Occupancy Costs	538.5	269.1	1,652.7	988.1

Gross Profit	356.8	180.6	1,093.8	653.3

Operating and Selling Expenses	227.2	126.3	723.1	441.2

Segment Operating Profit	$129.6	$54.3	$370.7	$212.1

Our International Division sales grew 84% in local currencies and 99% in U.S. dollars during the fourth quarter, primarily because of the addition of Guilbert in June of 2003, the positive effects of strengthening foreign currencies against the dollar, and continued strong results in our core European operations. For the full year, our International growth was 52% in local currencies and 67% in U.S. dollars. For the quarter and year-to-date, most of our International operations generated mid-single digit growth in local currencies. The principal exceptions were Germany and Japan, where local economic conditions have been weak and have adversely affected our industry across the board in those countries.

International Division segment operating profit also benefited from foreign exchange rates by $10 million during the fourth quarter and $33 million for the full year. Gross margins in the quarter reflect the addition of Guilbert’s lower margin contract business, partially offset by better buying and increasing sales of private label products. Operating expense levels were well managed throughout the quarter and declined as a percent of sales for both the quarter and full year, reflecting the impact of Guilbert’s generally low operating costs.

North America Business Services Group

	Fourth Quarter		Fiscal Year

(In millions of dollars)	2003	2002	2003	2002

Sales	$966.8	$963.6	$3,965.3	$3,913.9

COGS and Occupancy Costs	644.2	652.5	2,671.2	2,684.7

Gross Profit	322.6	311.1	1,294.1	1,229.2

Operating and Selling Expenses	220.2	222.9	906.2	864.6

Segment Operating Profit	$102.4	$88.2	$387.9	$364.6

Sales in the North American Business Services Group were flat in the fourth quarter, and increased 1% for the full year. The fourth quarter results reflect growth in the contract channel (+3%), offset by declines in the North American catalog businesses. Domestic e-commerce sales grew by 11% during the quarter and 15% for the full year. Contract sales increased in most markets, with the large customer segment growing at faster rates than other segments of that division.

Gross margins were in line with company expectations as growth in the Company’s lower margin national account business was offset by continued improvement in the catalog businesses. Operating expenses further declined in the quarter as North American warehouses continued to make progress in reducing costs and increasing productivity and efficiency.

North American Retail

	Fourth Quarter		Fiscal Year

(In millions of dollars)	2003	2002	2003	2002

Sales	$1,390.3	$1,429.2	$5,650.1	$5,804.4

COGS and Occupancy Costs	1,029.6	1,076.4	4,162.3	4,351.2

Gross Profit	360.7	352.8	1,487.8	1,453.2

Operating and Selling Expenses	312.3	270.6	1,173.8	1,033.5

Segment Operating Profit	$48.4	$82.2	$314.0	$419.7

North American retail sales declined 3% for both the fourth quarter and the full year. Comparable store sales in the 870 stores throughout the U.S. and Canada that have been open for more than one year declined 4% for both the fourth quarter and full year.

Gross margins in the fourth quarter and full year were primarily impacted by increases in clearance activity, both in the quarter and throughout the year, as the Company prepared for new retail merchandising initiatives. In addition, increased accessibility of ink in our stores somewhat increased shrink levels and put pressure on gross margins in the latter half of the year. We have addressed this issue through the recently completed installation of theft detection systems in all our North American stores. Operating cost controls remained tight throughout the fourth quarter and full year. However, the Company did experience expense de-leveraging as a result of the continued negative comparable stores sales in the quarter and full year.

Office Depot continued to expand its store base during the fourth quarter by opening 22 new stores, relocating five stores and closing one under-performing store. For the year, a total of 36 new stores were opened in North America. At the end of fiscal 2003, Office Depot operated a total of 900 office product superstores throughout the U.S. and Canada.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today’s date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

About Office Depot

No one sells more office products to more customers in more countries through more channels than Office Depot. As one of the largest sellers of office products around the world, the Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, 4Sure.com®, Guilbert® and NiceDay™ brand names.

As of December 27, 2003, Office Depot operated 900 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 21 countries outside of the United States and Canada, including 40 office supply stores in France, 18 in Japan and six in Spain that are owned and operated by the Company; and 135 additional office supply stores under joint venture and licensing agreements operating under the Office Depot® name in eight foreign countries.

The Company also operates an award-winning U.S. Office Depot brand web site at www.officedepot.com where customers can access Office Depot’s low competitive prices seven days a week, twenty-four hours a day. The Company also operates 32 other web sites in the U.S. and 14 international countries including: Austria, Belgium, Canada, France, Japan, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Switzerland and the United Kingdom.

Office Depot’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections, assumptions as to future conditions, expectations for the future and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 13, 2003 and subsequent 10-Q and 8-K filings. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites. We will be filing our Report on Form 10-K later this next month, along with our Annual Report for 2003 and our Proxy Statement, and we will hold our Annual Meeting on May 14, 2004.

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended

	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

Sales	$3,251,426	$2,841,720	$12,358,566	$11,356,633
Cost of goods sold and occupancy costs	2,211,970	1,997,672	8,484,420	8,022,663

Gross profit	1,039,456	844,048	3,874,146	3,333,970

Store and warehouse operating and selling expenses	759,496	619,519	2,802,240	2,338,128
General and administrative expenses	180,434	119,714	578,840	486,279
Other operating expenses	13,808	2,921	22,809	9,855

	953,738	742,154	3,403,889	2,834,262

Operating profit	85,718	101,894	470,257	499,708

Other income (expense):
Interest income	2,730	4,589	14,196	18,509
Interest expense	(17,020)	(9,597)	(54,805)	(46,195)
Miscellaneous income, net	(4,098)	3,768	15,392	7,183

Earnings from continuing operations before income taxes and cumulative effect of accounting change	67,330	100,654	445,040	479,205

Income taxes	20,536	35,233	143,016	167,722

Earnings from continuing operations before cumulative effect of accounting change	46,794	65,421	302,024	311,483

Discontinued operations, net	(990)	(2,538)	176	(775)

Cumulative effect of accounting change, net	—	—	(25,905)	—

Net earnings	$45,804	$62,883	$276,295	$310,708

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.15	$0.21	$0.98	$1.02
Diluted	0.15	0.21	0.96	0.98

Cumulative effect of accounting change:
Basic	—	—	(0.08)	—
Diluted	—	—	(0.08)	—

Net earnings per share:
Basic	$0.15	$0.20	$0.89	$1.01
Diluted	0.15	0.20	0.88	0.98

Weighted average number of common shares outstanding:
Basic	311,798	307,662	309,699	306,778
Diluted	315,576	311,984	313,688	322,200

OFFICE DEPOT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	December 27, 2003	December 28, 2002

ASSETS
Current assets:
Cash and cash equivalents	$790,889	$877,088
Short-term investments	100,234	6,435
Receivables, net	1,112,417	771,632
Merchandise inventories, net	1,336,341	1,305,589
Deferred income taxes	169,542	143,073
Prepaid expenses and other current assets	67,305	105,898

Total current assets	3,576,728	3,209,715

Fixed assets:
Property and equipment, at cost	2,417,084	2,062,522
Less accumulated depreciation and amortization	1,172,789	944,460

Net fixed assets	1,244,295	1,118,062

Goodwill	1,004,122	257,797
Other assets	320,097	180,238

Total assets	$6,145,242	$4,765,812

LIABILITIES
Current liabilities:
Accounts payable	$1,323,179	$1,173,973
Accrued expenses and other current liabilities	809,073	662,490
Income taxes payable	132,085	139,431
Current maturities of long-term debt	12,916	16,115

Total current liabilities	2,277,253	1,992,009

Deferred income taxes and other long-term liabilities	244,600	64,721
Long-term debt, net of current maturities	829,302	411,970

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock — authorized 800,000,000 shares of $.01 par value; issued 398,822,742 in 2003 and 393,905,052 in 2002	3,988	3,939
Additional paid-in capital	1,175,497	1,118,028
Unamortized value of long-term incentive stock grant	(1,362)	(1,295)
Accumulated other comprehensive income	214,764	1,165
Retained earnings	2,304,737	2,028,442
Treasury stock, at cost – 88,628,803 shares in 2003 and 85,389,591 in 2002	(903,537)	(853,167)

Total stockholders’ equity	2,794,087	2,297,112

Total liabilities and stockholders’ equity	$6,145,242	$4,765,812

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	52 Weeks	52 Weeks
	Ended	Ended
	December 27,	December 28,
	2003	2002

Cash flows from operating activities:
Net earnings	$276,295	$310,708
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net	25,905	—
Discontinued operations, net	(176)	775
Depreciation and amortization	248,345	200,747
Charges for losses on inventories and receivables	118,282	93,220
Net earnings from equity method investments	(11,056)	(9,279)
Accreted interest on zero coupon, convertible subordinated notes	—	7,558
Deferred income taxes	33,052	9,994
Net loss on investment securities	8,428	2,998
Loss on disposal of property and equipment	6,912	1,465
Facility closure costs and impairment charges	26,675	12,130
Other operating activities	17,302	27,276
Changes in assets and liabilities:
Decrease in receivables	30,171	11,668
(Increase) in merchandise inventories	(52,419)	(99,487)
Net decrease (increase) in prepaid expenses and other assets	4,935	(18,169)
Net (decrease) increase in accounts payable, accrued expenses and deferred credits	(80,911)	150,293

Total adjustments	375,445	391,189

Net cash provided by operating activities	651,740	701,897

Cash flows from investing activities:
Sale (purchase) of short-term investments	6,435	(6,435)
Purchases of investment securities	—	(2,151)
Purchase of investments, available-for-sale	(100,000)	—
Acquisition, net of cash acquired	(918,966)	—
Capital expenditures	(211,941)	(202,218)
Proceeds from sale of business	36,210
Proceeds from sale of property and equipment	8,425	11,338

Net cash used in investing activities	(1,179,837)	(199,466)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	46,664	88,898
Repurchase of common stock for treasury	(50,064)	(45,869)
Proceeds from issuance of subordinated notes	398,880
Proceeds from issuance of long-term borrowings	28,505	—
Payments on long- and short-term borrowings	(35,134)	(12,350)
Repurchase of zero coupon, convertible subordinated notes	—	(243,304)

Net cash provided by (used in) financing activities	388,851	(212,625)

Effect of exchange rate changes on cash and cash equivalents	53,047	21,894

Net (decrease) increase in cash and cash equivalents	(86,199)	311,700
Cash and cash equivalents at beginning of period	877,088	565,388

Cash and cash equivalents at end of period	$790,889	$877,088